Exhibit 23 (b)

Florida Public Utilities Company

West Palm Beach Florida

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Florida Public Utilities Company of our report dated March 4, 2005, relating to the consolidated financial statements and financial schedule, appearing in the company’s Annual Report on Form 10-K for the years ended December 31, 2004 and 2003.

BDO Seidman, LLP

West Palm Beach, Florida

May 2, 2005